FOR IMMEDIATE RELEASE
CONTACT:          Roy Estridge. EVP/CFO

Valley Commerce Bancorp

(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS EARNINGS FOR FIRST QUARTER 2008

VISALIA, Calif., April 24, 2008/ -- Valley Commerce Bancorp (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced unaudited consolidated net income of $418,000, or $.17 per diluted share, for the quarter ended March 31, 2008, compared to $593,000 or $.24 per diluted share for the same period of 2007, representing a 29% decrease in diluted earnings per share.

“We’ve paid very close attention to economic conditions in our area, and in the first quarter of 2008 determined that an increase in our provision for probable future loan losses was prudent action at this time,” stated Don Gilles, President and Chief Executive Officer of Valley Commerce Bancorp and Valley Business Bank.  In the first quarter of 2008, the Company added $400,000 to its loan loss reserves compared to no addition in the first quarter of the prior year.

Gilles further commented, “Real estate based lending has been a significant and valuable contributor to our business over the years.  Despite our adherence to conservative lending practices in this area, our exposure to potential losses has unavoidably increased as property values have fallen.  We have the experience to manage through the credit problems that may arise in this environment and believe that our solid earnings history, strong capital position which is well above minimum bank capital requirements, and risk management policies, will allow us to work through the downturn in the economy.”

The annualized return on average assets for the first quarter of 2008 was .60%, compared to .93% for the same 2007 period.  The annualized return on average equity for the first quarter of 2008 was 5.76% compared to 9.35% for the same 2007 period.

Net interest income during the first quarter of 2008 was $3.0 million compared to $2.7 million in the first quarter of the prior year, a 10% increase.  The improvement was attributable to higher loan totals and reduced cost of funds during the 2008 period.  Net loans of $210.7 million at March 31, 2008 were $22.1 million or 12% higher compared to net loans at March 31, 2007.  The average cost of interest-bearing liabilities was 3.25% for the 2008 period compared to 4.18% for the 2007 period, a reduction of 93 basis points.  This was partially offset by a 70 basis point reduction in the yield on average loans and other interest-earning assets which decreased to 7.02% for the 2008 period compared to 7.72% for the 2007 period.

The Company’s net interest margin for the first quarter of 2008 was 4.76% compared to 4.73% for the first quarter of 2007, an increase of 3 basis points.  The Company maintained its net interest margin despite Fed funds rate decreases totaling 300 basis points during the period September 2007 to March 2008.  This was attributable both to loan growth and to management’s efforts to mitigate the impact of falling interest rates.  These efforts included adding assets earning fixed interest rates to the balance sheet, utilizing variable priced borrowing lines available from the Federal Home Loan Bank, and aggressively lowering deposit rates.

Average total assets for the first quarter of 2008 were $280 million compared to $257 million for the same period in 2007, an increase of $23 million or 9%.  Average net loans for the first quarter of 2008 were $193 million compared to $182 million for the same period in 2007, an increase of $11 million or 6%.

Average deposits for the first quarter of 2008 were $220 million compared to $205 million for the same period in 2007, an increase of $15 million or 7%.  Average demand deposit accounts for the 2008 period were $63 million, a $4 million or 7% increase from the 2007 period.

Total deposits were $229 million at March 31, 2008, a $14 million or 19% increase from the December 31, 2007 total of $215 million, and a $19 million or 9% increase from total deposits of $210 million at March

31, 2007.  The Company has utilized brokered time deposits and FHLB borrowings to fund loan growth and maintain liquidity.  The amount of brokered time deposits included in total deposits at March 31, 2008, December 31, 2007 and March 31, 2007 were $9.9 million, $2.9 million, and $9.9 million, respectively.  All other deposits were acquired locally.

The allowance for loan losses totaled $2.15 million or 1.01% of total loans at March 31, 2008 compared to $1.76 million or .92% of total loans at March 31, 2007. A $400,000 loan loss provision was recorded during the first quarter of 2008.  Comparatively, no loan loss provision was recorded during the first quarter of 2007.  Management determined the allowance for loan losses and the first quarter loss provision after consideration of current economic conditions, including a significant decline in real estate values in the Bank’s primary markets.  The Company recorded a $12,000 net charge-off during the first quarter of 2008 and a $6,000 net recovery during the same 2007 period.

The Company had $402,000 in non-performing assets at March 31, 2008 which represented 0.19% of total loans.  Non-performing assets were comprised of one nonaccrual loan for which management has established a loss reserve of $63,000.  There were no non-performing assets at March 31, 2007.

Non-interest income during both the first quarter of 2008 and 2007 totaled $291,000.  The Company’s non-interest income increased in the categories of service charges on deposits and earnings on bank-owned life insurance.  These were offset by decreases in fees from mortgage loan underwriting and other service charges.

Non-interest expense was $2.3 million in the first quarter of 2008 compared to $2.1 million in the first quarter of 2007, an increase of $.2 million or 8%.    The increase in non-interest expense was due to increased costs associated with the Company’s growth initiatives and regulatory compliance including the Company’s Sarbanes-Oxley requirements.

Valley Commerce Bancorp had 2,343,748 shares of common stock outstanding at March 31, 2008.  The book value per share was $12.33 at March 31, 2008, compared to $11.78 at March 31, 2007.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over The Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia and Fresno and has branch offices in Woodlake and Tipton.  The Bank also operates a loan production office in Tulare.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in Thousands) (Unaudited)	As of March 31,		As of December 31,
	2008	2007	2007	2006
Assets
Cash and Due from Banks	$10,320	$7,880	$9,297	$13,266
Federal Funds Sold	5,000	-	-	-
Available-for-Sale Investment Securities	49,963	53,247	56,615	55,298
Loans (net)	210,673	188,532	199,514	182,331
Bank Premises and Equipment (net)	3,176	1,947	3,037	1,832
Cash Surrender Value of Bank Owned Life Insurance	6,247	5,996	6,185	5,935
Other Assets	4,448	5,080	4,433	5,003
TOTAL ASSETS	$289,827	$262,682	$279,081	$263,665

Liabilities & Equity
Non-Interest Bearing Deposits	$64,348	$60,106	$66,993	$63,020
Interest Bearing Deposits	94,377	76,290	86,277	75,293
Time Deposits	70,441	73,334	62,116	69,263
Total Deposits	229,166	209,730	215,386	207,576
Short-Term Debt	19,163	13,721	21,804	17,600
Long-Term Debt	7,194	8,298	8,146	8,548
Junior Subordinated Deferrable Interest Debentures	3,093	3,093	3,093	3,093
Other Liabilities	2,313	1,723	1,779	1,400
Total Liabilities	260,929	236,565	250,208	238,217
Shareholders’ Equity	28,898	26,117	28,873	25,448
TOTAL LIABILITIES & EQUITY	$289,827	$262,682	$279,081	$263,665

Condensed Consolidated Statement of Income (in Thousands except share data) (Unaudited)	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007

Interest Income	$4,449	$4,457
Interest Expense	1,490	1,764
NET INTEREST INCOME	2,959	2,693
Provision for Loan Losses	400	-
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,559	2,693
Non-interest Income	291	291
Non-interest Expenses	2,275	2,112
INCOME BEFORE INCOME TAXES	575	872
Income Taxes	157	279
NET INCOME	$418	$593
EARNINGS PER SHARE - BASIC*	$0.18	$0.25
EARNINGS PER SHARE – DILUTED*	$0.17	$0.24
SHARES OUTSTANDING – END OF PERIOD*	2,344	2,327
*All share and earnings per share data have been restated for a 5% stock dividend issued in June 2007.